Sphere 3D Corp. Announces Second Amendment to Share Purchase Agreement and Special Meeting Results

Comprehensive amendment expected to allow previously announced divestiture of
Overland Storage with the objective of eliminating Sphere 3D principal liabilities

All matters submitted for approval at Special Meeting of Shareholders approved

SAN JOSE, Calif., November 1, 2018 — Sphere 3D Corp. (NASDAQ: ANY) (“Sphere 3D” or the “Company”) announced today that it has entered into a second amendment (the “Second Amendment”) to its previously announced Share Purchase Agreement, dated Febraury 20, 2018 (as amended by that certain First Amendment to Share Purchase Agreement dated as of August 21, 2018, the “Purchase Agreement”), by and among the Company, Overland Storage, Inc., a wholly owned subsidiary of the Company (“Overland”), and Silicon Valley Technology Partners, Inc. (formerly Silicon Valley Technology Partners LLC), a Delaware corporation established and controlled by Eric Kelly, the Company’s Chief Executive Officer and Chairman of the Board of Directors (the “Purchaser”).

Second Amendment to Share Purchase Agreement

As previously announced, on February 20, 2018, the Company, Overland and SVTP entered into the Purchase Agreement pursuant to which, among other things, and subject to certain closing conditions, the Company would sell to Purchaser all of the issued and outstanding shares of capital stock of Overland for approximately $45.0 million (the “Purchase Price”), subject to working capital adjustments (the “Share Purchase”).

The Second Amendment provides, among other things, that the Purchase Price will be satisfied through and upon (i) the issuance to the Company of shares of Series A Preferred Stock of Purchaser (the “SVTP Shares”) representing 19.9% of the fully diluted outstanding securities of Purchaser as of the closing of the Share Purchase (the “Closing”) (or such other percentage as mutually agreed upon by Purchaser and the Company), and (ii) the release of the Company and all of its subsidiaries (other than Overland) from all the obligations and liabilities under the Closing Indebtedness (as defined below) and assumption thereof by Purchaser. For purposes of the Purchase Agreement, as amended by the Second Amendment, “Closing Indebtedness” means the Indebtedness (as defined in the Purchase Agreement) evidenced by that certain (i) 8% Senior Secured Convertible Debenture, dated December 1, 2014, by and between the Company and FBC Holdings S.A.R.L. (“FBC”), having an outstanding principal amount of $24.5 million (as amended, the “Debenture”), provided that only $18 million of the outstanding principal amount of the Debenture shall be included in the definition of Closing Indebtedness, (ii) Credit Agreement, dated April 6, 2016, by and among Overland, Tandberg Data GMBH, and Opus Bank, as amended and as assigned to FBC, having an outstanding principal amount of $18.9 million, and (iii) Subordinated Promissory Note, dated December 11, 2017, by and between Overland and MF Ventures, LLC (“MFV”), having an outstanding principal amount of $2.2 million. The value of the liabilities of the Company that will be released upon the Closing is expected to be not less than $45.0 million (the amount of the Purchase Price). In addition to the other closing conditions contained in the Purchase Agreement (including the consummation of the transfer of certain assets and liabilities among Overland and the Company, the “Asset Transfer”), the Second Amendment provides that the Closing is conditioned on the Parties entering into a mutually agreed upon transition services agreement.

As previously announced, the net proceeds from the Share Purchase were to be used to repay the Company’s outstanding obligations under the Debenture, with any remaining net proceeds to be used to pay other liabilities of the Company and transaction expenses associated with the Share Purchase. Effective upon the Closing, as a result of the Share Purchase and the conversion and release of the outstanding indebtedness of the Company as described herein, the Company does not expect to retain any debt liabilities, other than ordinary course liabilities to trade creditors.

The Second Amendment was approved by the Board of Directors of the Company (the “Board”) (with Mr. Kelly abstaining). The documents evidencing the Asset Transfer and the transition services agreement described above remain subject to the approval of the Special Committee of the Board previously constituted for purposes of reviewing and determining whether to approve the Purchase Agreement and related matters, as well as the Board.

Additional Transaction Details; Steps to Closing

In connection with the Closing, the Company anticipates it will adopt an amendment to its Articles of Amalgamation setting forth the rights, privileges, restrictions and conditions of a new series of non-voting preferred shares of the Company (the “Preferred Shares”) and enter into a Conversion Agreement, by and between the Company and FBC, pursuant to which $6.5 million of the outstanding principal amount of the Debenture (representing the principal amount not assumed as a result of the completion of the Share Purchase) will be converted into 6,500,000 Preferred Shares. Further, the Company anticipates it will enter into a Conversion and Royalty Agreement, by and among the Company, Purchaser, and FBC, pursuant to which, among other things, Purchaser will assume the obligations and liabilities of the Company with regard to $18 million of the Debenture, and effective upon the execution of such Conversion and Royalty Agreement, the Company and its subsidiaries will automatically be released as obligors and guarantors under the Debenture and any lien or security interest granted by the Company or its subsidiaries with respect to the Debenture will automatically terminate and be released.

The Preferred Shares will (i) subject to prior shareholder approval, be convertible into the Company’s common shares, no par value per share (the “Common Shares”), at a conversion rate equal to $1.00 per share, plus accrued and unpaid dividends, divided by an amount equal to 0.85 multiplied by a 15-day volume weighted average price per Common Share prior to the date the conversion notice is provided (the “Conversion Rate”), subject to a conversion price floor of $0.10, (ii) carry a cumulative preferred dividend at a rate of 8% of the subscription price per Preferred Share, (iii) be subject to mandatory redemption for cash at the option of the holders thereof after a two-year period, and (iv) carry a liquidation preference equal to the subscription price per Preferred Share plus any accrued and unpaid dividends.

The Common Shares issuable upon the conversion of the Preferred Shares may constitute more than 20% of the Common Shares of the Company currently outstanding and therefore the Company will seek shareholder approval for the issuance of all Common Shares issuable upon conversion of the Preferred Shares; provided, however, that the Company shall not seek shareholder approval unless such approval would occur after the six-month anniversary of the initial issue date of the Preferred Shares. In the event shareholder approval is not obtained, FBC and its affiliates will not be entitled to convert such Preferred Shares into Common Shares, but any unaffiliated transferee may convert all or any part of the Preferred Shares held by such transferee into the number of fully paid and non-assessable Common Shares that is equal to the number of Preferred Shares to be converted multiplied by the Conversion Rate in effect on the date of conversion; provided that, (x) after such conversion, the Common Shares issuable upon such conversion, together with all Common Shares held by such third party transferee that are or would be deemed to be aggregate under the rules of the Nasdaq Stock Market, in the aggregate would not exceed 19.9% of the total number of Common Shares of the Company then outstanding and (y) such conversion and issuance would not otherwise violate or cause the Company to violate the Company’s obligations under the rules or regulations of the Nasdaq Stock Market.

In connection with the Closing, the Company anticipates it will also enter into an Exchange and Buy-Out Agreement, by and among the Company, FBC, Purchaser, and MFV, pursuant to which, among other things, (i) the Company will grant FBC the right to exchange all or any portion of the Preferred Shares held by FBC for up to all of the SVTP Shares held by the Company, and (ii) MFV and Purchaser will have a buy-out right with respect to the Preferred Shares (or, following exercise of the exchange right, the SVTP Shares) held by FBC and/or the SVTP Shares held by the Company.

Proximate to the time of the Closing, the Company may seek financing from the Purchaser in an amount not expected to exceed $500,000, the proceeds of which would be used for the payment of certain transition expenses on or after the Closing. Such financing would be evidenced by a promissory note.

Application of MI 61-101

Each of the foregoing transactions (other than the Second Amendment) are subject to approval by the Special Committee of the Board previously constituted for purposes of reviewing and determining whether to approve the Purchase Agreement and related matters, as well as the Board, and is subject to the entering by the Company into definitive agreements with respect thereto. The Share Purchase (including the Second Amendment), the issuance of the Preferred Shares in accordance with the Conversion Agreement, the entering into of the Conversion and Royalty Agreement, the entering into of the Exchange and Buy-Out agreement and the ancillary actions described herein including transition services or the financing of transition expenses (collectively, the “Transactions”) constitute or would constitute “related party transactions” within the meaning of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions adopted by certain of the Canadian securities regulatory authorities (“MI 61-101”), including as a result of the participation of FBC, MFV, Eric Kelly and/or their respective affiliates therein. The Board has, and all directors of the Company who are independent in respect of the Transactions have, determined that: (i) the Company is in serious financial difficulty; (ii) the Transactions are designed to improve the Company’s financial position; and (iii) the Transactions are reasonable for the Company in the circumstances. Accordingly, the Company is relying on the “financial hardship” exemptions from the “minority approval” and “formal valuation” requirements contained in sections 5.5(g) and 5.7(e) of MI 61–101.

The Company will promptly file a material change report relating to the Transactions in compliance with applicable Canadian securities laws. However, the closing of certain or all of the Transactions may occur less than 21 days following the filing of such material change report, in order for the Company to: (i) avoid a potential default under certain agreements governing the Closing Indebtedness and comply with conditions that may be imposed by creditors thereunder; and (ii) secure the benefit of the Transactions, including the elimination of its debt liabilities (other than ordinary course liabilities to trade creditors), as soon as practicable.

All Matters Approved at Special Meeting of Shareholders

On October 31, 2018, the Company held a special meeting of the Company’s shareholders in San Jose, California (the “Special Meeting”). As of September 27, 2018, the Company’s record date for the Special Meeting, there were a total of 15,457,856 common shares, no par value per share (the “Common Shares”), outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 10,797,739 Common Shares were present or represented by proxy and, therefore, a quorum was present. The Company’s shareholders voted on two proposals—a proposal to authorize the Board, in its discretion, to effect a share consolidation (also known as a reverse stock split) of the Company’s Common Shares at a specific ratio, ranging from one-for-two to one-for-ten, to be determined by the Board and effected, if at all, within one year from the date of the Special Meeting (“Proposal 1”), and a proposal to approve an amendment to the Sphere 3D Corp. 2015 Performance Incentive Plan (“Proposal 2”). Proposal 1 and Proposal 2 were approved by the requisite vote of the Company’s shareholders.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D, along with its wholly owned subsidiaries Overland Storage and Tandberg Data, has a strong portfolio of brands, including Overland-Tandberg, HVE ConneXions and UCX ConneXions, dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D, @HVEconneXions and @ovltb

Safe Harbor Statement

This press release contains forward–looking statements, which include, among others, Sphere 3D’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, that may involve risks, uncertainties, and assumptions concerning the Company’s business and products, including the entry into the Purchase Agreement with Purchaser, pursuant to which Purchaser proposes to acquire Overland and the Data Protection and Archive business from Sphere 3D; the market adoption, actual performance and functionality of our products; our inability to comply with the covenants in our credit facilities or to obtain additional debt or equity financing; any increase in our future cash needs; our ability to maintain compliance with NASDAQ Capital Market listing requirements; unforeseen and proposed changes in the course of Sphere 3D’s business or the business of its wholly–owned subsidiaries, including, without limitation, Overland Storage and Tandberg Data; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). All forward–looking statements speak only as of the date of this written communication. Sphere 3D undertakes no obligation to update any forward–looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
The Blueshirt Group
Lauren Sloane
Tel: +1 415-217-2632
Lauren@blueshirtgroup.com